    As filed with the Securities and Exchange Commission on October 7, 1999
                                     Registration Statement No. 333-
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            -----------------------



                                   Form S-8
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                            -----------------------


                   UNITED FINANCIAL BANKING COMPANIES, INC.
            (Exact Name of Registrant as Specified in its Charter)



             Virginia                                         54-1201253
(State or Other Jurisdiction of                       (IRS Employer I.D. Number)
 Incorporation or Organization)



                  8399 Leesburg Pike, Vienna, Virginia  22182
              (Address of Principal Executive Offices) (Zip Code)


            1990 Executive Stock Plan; 1999 Executive Stock Plan;
                   1996 Directors Plan; 1999 Directors Plan
                             (Full Title of Plans)


                          Harold C. Rauner, President
                   United Financial Banking Companies, Inc.
                              8399 Leesburg Pike
                            Vienna, Virginia  22182
          (Name, Address, and Telephone Number of Agent for Service)



                                   Copies to:

                            David H. Baris, Esquire
                            Noel M. Gruber, Esquire
                         Kennedy, Baris & Lundy, L.L.P.
                                   Suite 300
                               4719 Hampden Lane
                           Bethesda, Maryland  20814
                      ___________________________________



                        CALCULATION OF REGISTRATION FEE


Title of Securities     Amount/Shares to be       Proposed Maximum        Proposed Maximum Aggregate                Amount of
 to be Registered           Registered          Offering per Share(1)         Offering Price(1)                  Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00           162,880                   $9.00                      $1,386,047                          $385.32
 par value
-----------------------------------------------------------------------------------------------------------------------------------

(1) Represents the aggregate exercise prices of outstanding options to which this Registration Statement relates, and the market price of options which remain to be exercised, in accordance with the provisions of Rule 457(h)(1) under the Securities Act of 1933.

                                 PART II



              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  Incorporation of Certain Documents by Reference.

   The following documents filed with Securities and Exchange Commission are hereby incorporated by reference herein:

   (1) United Financial Banking Companies, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 1998;

   (2) United Financial Banking Companies, Inc.'s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999 and June 30, 1999;

   (3) The description of United Financial Banking Companies, Inc.'s Common Stock contained in its Registration Statement on Form 8-A; and

   (4) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by United Financial Banking Companies, Inc. since the end of the year covered in its Annual Report referred to in (1) above.

  All documents filed by United Financial Banking Companies, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby shall have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  Description of Securities

  As the securities to be issued pursuant to this registration statement are registered under Section 12 of the Securities Exchange Act of 1934, this item is inapplicable.

ITEM 5.  Interest of Named Experts and Counsel.

  Not Applicable.

ITEM 6.  Indemnification of Directors and Officers


  UFBC's Bylaws provide that the Company shall, to the full extent required or permitted by the Virginia Stock Corporation Act or other applicable law, indemnify an officer or director of the company who is or was a party to any proceeding by reason of the fact of service as an officer or director, or service at UFBC's request as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

  The Virginia Stock Corporation Act provides in relevant part as follows:

(S) 13.1-696
Definitions
In this article:

"Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.
"Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

"Expenses" includes counsel fees.

"Liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

"Official capacity" means, (i) when used with respect to a director, the office of director in a corporation; or (ii) when used with respect to an individual other than a director, as contemplated in (S)13.1-702, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

"Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

"Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

(S) 13.1-697
Authority to indemnify

A. Except as provided in subsection D of this section, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

1. He conducted himself in good faith; and
2. He believed:
a. In the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and
b. In all other cases, that his conduct was at least not opposed to its best interests; and
3. In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

B. A director's conduct with respect to an employee benefit plan for a purpose he believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subdivision 2 b of subsection A of this section.

C. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

D. A corporation may not indemnify a director under this section:
1. In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

2. In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

E. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

(S) 13.1-698
Mandatory indemnification

Unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

(S) 13.1-699
Advance for expenses
A. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:
1. The director furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct described in (S) 13.1-697;

2. The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and

3. A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

B. The undertaking required by subdivision 2 of subsection A of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

C. Determinations and authorizations of payments under this section shall be made in the manner specified in (S)13.1-701.

(S) 13.1-700.1
Court orders for advances, reimbursement or indemnification

A. An individual who is made a party to a proceeding because he is or was a director of a corporation may apply to a court for an order directing the corporation to make advances or reimbursement for expenses or to provide indemnification. Such application may be made to the court conducting the proceeding or to another court of competent jurisdiction.

B. The court shall order the corporation to make advances and/or reimbursement for expenses or to provide indemnification if it determines that the director is entitled to such advances, reimbursement or indemnification and shall also order the corporation to pay the director's reasonable expenses incurred to obtain the order.

C. With respect to a proceeding by or in the right of the corporation, the court may (i) order indemnification of the director to the extent of his reasonable expenses if it determines that, considering all the relevant circumstances, the director is entitled to indemnification even though he was adjudged liable to the corporation and (ii) also order the corporation to pay the director's reasonable expenses incurred to obtain the order of indemnification.

D. Neither (i) the failure of the corporation, including its board of directors, its independent legal counsel and its shareholders, to have made an independent determination prior to the commencement of any action permitted by this section that the applying director is entitled to receive advances and/or reimbursement nor (ii) the determination by the corporation, including its board of directors, its independent legal counsel and its shareholders, that the applying director is not entitled to receive advances and/or reimbursement or indemnification shall create a presumption to that effect or otherwise of itself be a defense to that director's application for advances for expenses, reimbursement or indemnification.

(S) 13.1-701
Determination and authorization of indemnification

A. A corporation may not indemnify a director under (S)13.1-697 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in (S)13.1-697.

B. The determination shall be made:
1. By the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

2. If a quorum cannot be obtained under subdivision 1 of this subsection, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

3. By special legal counsel:
a. Selected by the board of directors or its committee in the manner prescribed in subdivisions 1 and 2 of this subsection; or

b. If a quorum of the board of directors cannot be obtained under subdivision 1 of this subsection and a committee cannot be designated under subdivision 2 of this subsection, selected by majority vote of the full board of directors, in which selection directors who are parties may participate; or

4. By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

C. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subdivision 3 of subsection B of this section to select counsel.

(S) 13.1-702
Indemnification of officers, employees and agents
Unless limited by a corporation's articles of incorporation,

1. An officer of the corporation is entitled to mandatory indemnification under
(S)13.1-698 and is entitled to apply for court-ordered indemnification under
(S)13.1-700.1, in each case to the same extent as a director; and

2. The corporation may indemnify and advance expenses under this article to an officer, employee, or agent of the corporation to the same extent as to a director.

(S) 13.1-703
Insurance

A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under (S)13.1-697 or (S)13.1-698.

(S) 13.1-704
Application of article

A. Unless the articles of incorporation or bylaws expressly provide otherwise, any authorization of indemnification in the articles of incorporation or bylaws shall not be deemed to prevent the corporation from providing the indemnity permitted or mandated by this article.

B. Any corporation shall have power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director, officer, employee or agent that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against (i) his willful misconduct, or (ii) a knowing violation of the criminal law. Unless the articles of incorporation, or any such bylaw or resolution expressly provide otherwise, any determination as to the right to any further indemnity shall be made in accordance with (S)13.1-701 B. Each such indemnity may continue as to a person who has ceased to have the capacity referred to above and may inure to the benefit of the heirs, executors and administrators of such a person.

C. No right provided to any person pursuant to this section may be reduced or eliminated by any amendment of the articles of incorporation or bylaws with respect to any act or omission occurring before such amendment.



ITEM 7.  Exemption From Registration Claimed.

     As no restricted securities are to be reoffered or resold pursuant to this registration statement, this item is inapplicable.

ITEM 8.  Exhibits.

     The exhibits required by Item 601 of Regulation S-K and this item are included following the Exhibit Index at Page II-9 hereof.

ITEM 9.  Undertakings.

     The Registrant hereby undertakes that it will:

     (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act"); (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) for determining liability under the Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland on October 4, 1999.



                                 UNITED FINANCIAL BANKING COMPANIES, INC.

                                 By:  /s/ Harold C. Rauner
                                      ---------------------
                                      Harold C. Rauner
                                      President and Chief Executive Officer


  In accordance with the requirements of the Securities Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


   Signatures                            Title                         Date

/s/ Manuel V. Fernandez         Vice Chairman of the Board       October 4, 1999
-----------------------         of Directors
Manuel V. Fernandez



/s/ William J. McCormick, Jr.   Director                         October 4, 1999
------------------------------
William J. McCormick, Jr.



 /s/ Dennis I. Meyer            Director                         October 4, 1999
--------------------
Dennis I. Meyer



 /s/ Edward H. Pechan           Director                         October 4, 1999
---------------------
Edward H. Pechan



 /s/ Harold C. Rauner           President, Chief Executive       October 4, 1999
---------------------           Officer and Director
Harold C. Rauner                (Principal Executive Officer)



 /s/ Sharon A. Stakes           Executive Vice President and     October 4, 1999
---------------------           Director
Sharon A. Stakes



/s/ Jeffery T. Valcourt          Chairman of the Board of       October 4, 1999
-----------------------          Directors
Jeffery T. Valcourt



 /s/ Lisa M. Porter              Chief Financial Officer        October 4, 1999
-------------------              (Principal Accounting and
Lisa M. Porter                   Financial Officer)

                               Index to Exhibits



Exhibit
 Number        Description
-------        -----------

4(a)           United Financial Banking Companies 1990 Executive Stock Plan

4(b)           United Financial Banking Companies 1999 Executive Stock Plan

4(c)           United Financial Banking Companies 1996 Directors Stock Plan

4(d)           United Financial Banking Companies 1999 Directors Stock Plan

5              Opinion of Kennedy, Baris & Lundy, L.L.P.

23(a)          Consent of Kennedy, Baris & Lundy, L.L.P., included in Exhibit 5

23(b)          Consent of D.R. Maxfield & Company